Black Hills Corp. Reports Second Quarter 2020 Results and Reaffirms Earnings Guidance

•Reported earnings per share of $0.33, up from $0.24 per share in second quarter of 2019
•Capital plan of $669 million for 2020 on schedule
•Enhanced strong liquidity position with $400 million debt issuance leading to $770 million of liquidity at quarter-end
•Expense management offsets COVID-19 expenses

RAPID CITY, S.D. — Aug. 3, 2020 — Black Hills Corp. (NYSE: BKH) today announced financial results for the second quarter of 2020. Net income and net income, as adjusted (non-GAAP) for the second quarter of 2020 compared to the second quarter of 2019 were:

	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019
(in millions, except per share amounts)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
GAAP:
Net income	$21.0	$0.33	$14.6	$0.24	$114.1	$1.83	$118.4	$1.96

Non-GAAP:
Net income, as adjusted *	$21.0	$0.33	$14.6	$0.24	$119.4	$1.92	$118.4	$1.96
* A schedule for the GAAP to non-GAAP adjustment reconciliation is provided below.

“I am proud of our team who effectively responded to the pandemic challenges in the second quarter to provide safe and reliable energy to our 1.3 million customers while also delivering strong financial and operating results for our shareholders,” said Linn Evans, President and CEO of Black Hills Corp. “We continued executing our capital plan and enhanced our strong liquidity position through a debt issuance of $400 million of 10-year, 2.50% notes. At June 30, we had approximately $770 million of available liquidity.

“All of our business segments reported stronger financial performance compared to the second quarter of last year, as planned. Utilities delivered higher earnings from customer-focused capital investments and from favorable weather. Power generation benefited from new wind assets and from strong power plant availability. Mining reported higher tons sold compared to the prior year quarter that was impacted by power plant outages. Consolidated results also benefited from lower operating expenses. Results were tempered by higher depreciation and dilution from the issuance of new common stock.

“While the pandemic has presented a new set of challenges, we serve predominantly rural communities where the impacts of COVID-19 have generally been less than in urban areas. As we expected, our utilities reported higher residential usage that was more than offset by lower commercial usage. Demand for certain industrial customers also declined as forecasted, but overall industrial usage increased during the quarter compared to last year. On a positive note, significant declines in training, travel and outside services expenses nearly offset the expenses of sequestering mission critical employees and increased bad debt.

“I'm pleased with our team’s progress on regulatory initiatives while overcoming the challenges posed by the pandemic. In Wyoming, we reached a settlement to continue serving our Wyoming electric utility customers with effective energy and capacity through 2032 from our power generation segment’s Wygen I power plant. In Nebraska, we filed an application seeking regulatory approval for rate consolidation and recovery of investments.

“We continue to invest in safe, reliable and clean energy for our customers and our 2020 capital plan remains on schedule. Despite the impact of COVID-19, our $79 million Corriedale wind project is on schedule and on budget to serve participating South Dakota and Wyoming utility customers by year-end through our subscription-based Renewable Ready program. To further our clean energy goals, we submitted a report in June to the Colorado Public Utilities Commission identifying the preferred bid for the Renewable Advantage program to add up to 200 megawatts of renewable energy. The recommended solar bid is projected to save customers $66 million over 15 years and increase our forecasted renewable energy mix in Colorado to over 50% by 2024. Our prior investments in clean and technically advanced natural-gas fired generation set the foundation for the addition of these intermittent renewable generation resources on our system.

“Executing our customer-focused strategy positions us to be ready to address near-term challenges and continue growing long-term value for customers and shareholders. We remain vigilant in protecting the health and safety of all our stakeholders to navigate the challenges of today and continue working toward a strong future,” concluded Evans.

Black Hills Corp. highlights, recent regulatory filings and other updates include:

Electric Utilities

•South Dakota Electric and Wyoming Electric continued construction of the $79 million, 52.5-megawatt Corriedale Wind Energy Project. The wind facility will be jointly owned by the two electric utilities to deliver renewable energy for large commercial, industrial and governmental agency customers. The project is on schedule and on budget and expected to be in service by year-end 2020.

•On July 10, Wyoming Electric set a new all-time peak load of 271 megawatts, surpassing the previous peak of 265 megawatts set in July 2019.

•On June 19, Colorado Electric submitted its 120-day report to the Colorado Public Utilities Commission recommending its preferred bid for its Renewable Advantage program. The program seeks to potentially add up to 200 megawatts of renewable energy in Colorado by year-end 2023. A hearing to review the 120-day report with the commission is scheduled for Aug. 18.

•On June 1, Wyoming Electric and Black Hills Wyoming filed a settlement agreement for their joint application with the Federal Energy Regulatory Commission seeking approval of a power purchase agreement to serve Wyoming Electric from the Wygen I power plant owned by Black Hills Wyoming. On July 10, a judge certified the settlement to the FERC and a decision is expected by the end of 2020.

•On May 5, citizens in Pueblo, Colorado, voted overwhelmingly to retain Colorado Electric as its electric utility provider by 75.6% of votes cast. The current franchise agreement continues through 2030.

Gas Utilities

•On July 3, Colorado Gas enacted a rate decrease of approximately $600,000 annually resulting from the decision related to the February 2019 rate review application to the Colorado Public Utilities Commission. Colorado Gas plans to file a new rate review by the end of 2020.

•On June 1, Nebraska Gas filed a rate review application to consolidate rate schedules into a new, single statewide structure  and seek recovery of $450 million of infrastructure investments in its 13,000-mile natural gas pipeline system. The rate review requests $17 million in new revenue with a capital structure of 50% debt and 50% equity and a return on equity of 10%. The request seeks to implement new rates in the first quarter of 2021. The company is also requesting an extension of its system safety and integrity rider for five years and to align the rider recovery mechanisms across the consolidated utility.

Power Generation

•On June 1, Black Hills Wyoming and Wyoming Electric filed a settlement agreement for their joint application with the Federal Energy Regulatory Commission seeking approval of a power purchase agreement to serve Wyoming Electric from the Wygen I power plant owned by Black Hills Wyoming. On July 10, a judge certified the settlement to the FERC and a decision is expected by the end of 2020.

Corporate

•On Aug. 3, Black Hills filed a shelf registration statement and dividend reinvestment and direct stock purchase program with the Securities and Exchange Commission. In conjunction with these filings, the company also renewed its At-the-Market equity offering program under which it may sell from time to time shares of its common stock with an aggregate value of up to $400 million.

•On Aug. 1, Black Hills consolidated the leadership structure of its two Colorado utilities, Colorado Gas and Colorado Electric, under a single strategic leader. The new management structure positions the company to further define and execute the company’s overall Colorado strategy, improve customer and key stakeholder relationships and deliver improved results for the business.

•On July 27, Black Hills’ board of directors approved a quarterly dividend of $0.535 per share payable on Sept. 1, 2020, to shareholders of record at the close of business on Aug. 18, 2020. At the current annualized rate, the company is on track to deliver 50 consecutive years of annual dividend increases in 2020.

•On June 17, Black Hills issued $400 million of 2.50% 10-year senior notes due 2030. Proceeds were used to repay short-term debt, working capital and for general corporate purposes.

•On April 10, S&P Global Ratings reaffirmed its corporate credit rating of Black Hills Corp. at BBB+ with a stable outlook.

2020 EARNINGS GUIDANCE REAFFIRMED

Black Hills is reaffirming its guidance for 2020 earnings per share available for common stock, as adjusted (a non-GAAP measure*), in a range of $3.45 to $3.65, based on the following assumptions as provided on May 4:

•Net impact from COVID-19 of $(0.05) to $(0.10) per share;
•Normal weather conditions for the remainder of the year within our utility service territories, including temperatures, precipitation levels and wind conditions;
•Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;
•Completion of utility regulatory dockets;
•Completion of construction and placing in service the Corriedale Wind Energy Project by year-end 2020;
•No significant unplanned outages at any of our generating facilities;
•Production tax credits of $14 million to $15 million associated with wind generation assets;
•No additional equity issuances in 2020;
•Capital investment of $669 million in 2020; and
•No significant acquisitions or divestitures.

* Earnings per share, as adjusted, is defined as GAAP Earnings per share, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. Examples of these types of adjustments may include unique one-time events, impairment of assets, and acquisition and disposition costs. The company is not able to provide forward-looking quantitative GAAP to non-GAAP reconciliation for 2020 earnings guidance, as adjusted, because we do not know the unplanned or unique events that may occur.

2020 Earnings Guidance Reconciliation
	LOW	HIGH

Earnings per share (GAAP)	$3.37	$3.57
Adjustments**:
Impairment of investment	0.11	0.11
Tax on Adjustments**:
Impairment of investment	(0.03)	(0.03)
Total adjustments	0.08	0.08

Earnings per share, as adjusted (non-GAAP)	$3.45	$3.65
**Additional adjustments may occur in the third and fourth quarters. Adjustments shown reflect the actual adjustments made for the first six months of the year.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in millions)
Adjusted operating income (a):
Electric Utilities	$34.0	$33.5	$69.6	$74.6
Gas Utilities	18.2	8.6	121.1	111.9
Power Generation	11.4	10.2	22.8	22.1
Mining	3.4	1.6	6.5	6.0
Corporate and Other	—	0.1	0.1	(0.4)
Operating income	66.9	54.0	220.1	214.1

Interest expense, net	(35.5)	(34.3)	(71.0)	(69.0)
Impairment of investment	—	—	(6.9)	—
Other income (expense), net	(1.9)	0.3	0.5	(0.5)
Income tax benefit (expense)	(4.8)	(2.3)	(20.8)	(19.6)
Net income	24.7	17.7	121.9	125.1
Net income attributable to noncontrolling interest	(3.7)	(3.1)	(7.8)	(6.7)
Net income available for common stock	$21.0	$14.6	$114.1	$118.4

(a) Adjusted operating income removes the impacts of finance lease accounting relating to the 20-year PPA between Black Hills Colorado IPP and Colorado Electric for the Electric Utilities and Power Generation segments and Corporate and Other. This presentation of segment information does not impact consolidated financial results.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Weighted average common shares outstanding (in thousands):
Basic	62,573	60,467	62,175	60,195
Diluted	62,617	60,606	62,230	60,333

Earnings per share:
Basic -
Total Basic Earnings Per Share	$0.34	$0.24	$1.84	$1.97

Diluted -
Total Diluted Earnings Per Share	$0.33	$0.24	$1.83	$1.96

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Tuesday, Aug. 4, 2020, to discuss our financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the passcode 1479285 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website.

NON-GAAP FINANCIAL MEASURES

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Net income available for common stock, as adjusted, is defined as Net income, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
(In millions, except per share amounts)	2020		2019		2020		2019
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net income available for common stock (GAAP)	$21.0	$0.33	$14.6	$0.24	$114.1	$1.83	$118.4	$1.96
Adjustments:
Impairment of investment	—	—	—	—	6.9	0.11	—	—
Total adjustments	—	—	—	—	6.9	0.11	—	—

Tax on Adjustments:
Impairment of investment	—	—	—	—	(1.6)	(0.03)	—	—
Total tax on adjustments	—	—	—	—	(1.6)	(0.03)	—	—

Rounding	—	—	—	—	—	0.01	—	—
Adjustments, net of tax	—	—	—	—	5.3	0.09	—	—

Net income available for common stock, as adjusted (non-GAAP)	$21.0	$0.33	$14.6	$0.24	$119.4	$1.92	$118.4	$1.96

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of depreciation and amortization from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel and purchased power. Gross margin for our Gas Utilities is calculated as operating revenue less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Our gross margin measure may not be comparable to other companies’ gross margin measure. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

SEGMENT PERFORMANCE SUMMARY

Our segment highlights for the three and six months ended June 30, 2020, compared to the three and six months ended June 30, 2019, are discussed below.

The following segment information does not include certain intercompany eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Certain industries in which we operate are highly seasonal, and revenue from, and certain expenses for, such operations may fluctuate significantly between quarterly periods. Demand for electricity and natural gas is sensitive to seasonal cooling, heating and industrial load requirements. In particular, the normal peak usage season for our electric utilities is June through August while the normal peak usage season for our gas utilities is November through March. Significant earnings variances can be expected between the Gas Utilities segment’s peak and off-peak seasons. Due to this seasonal nature, our results of operations for the three and six months ended June 30, 2020 and 2019 are not necessarily indicative of the results of operations to be expected for any other period or for the entire year.

Electric Utilities

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2020	2019	2020 vs. 2019	2020	2019	2020 vs. 2019
	(in millions)
Gross margin (non-GAAP)	$104.1	$104.2	$(0.1)	$213.8	$213.9	$(0.1)

Operations and maintenance	47.0	48.7	(1.7)	97.5	95.9	1.6
Depreciation and amortization	23.1	21.9	1.2	46.7	43.4	3.3
Adjusted operating income	$34.0	$33.5	$0.5	$69.6	$74.6	$(5.0)

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Statistics	2020	2019	2020	2019
Quantities Sold (MWh):
Retail Sales	1,292,219	1,275,930	2,656,708	2,633,931
Contract Wholesale (a)	87,253	194,222	219,031	417,242
Off-system/Power Marketing Wholesale	136,311	135,091	302,096	275,941
Total energy sold	1,515,783	1,605,243	3,177,835	3,327,114

Contracted Power Plant Fleet Availability:
Coal-fired plants	94.1%	79.2%	92.5%	87.7%
Natural gas-fired plants and other plants	78.3%	89.3%	80.9%	90.0%
Wind	98.1%	94.5%	98.6%	95.6%
Total availability	85.0%	86.4%	86.0%	89.7%

Wind capacity factor	39.0%	34.8%	42.3%	38.7%
________________
(a) Revenue and purchased power for the three and six months ended June 30, 2020, as well as associated quantities, for certain wholesale contracts have been presented on a net basis.  Amounts for the three and six months ended June 30, 2019 were presented on a gross basis and, due to their immaterial nature, were not revised.  This presentation change has no impact on Gross margin.

Second Quarter 2020 Compared with Second Quarter 2019

Gross margin decreased as a result of:

(in millions)
COVID-19 impacts (a)	$(1.5)
Rider recovery and true-up (b)	(1.3)
Weather (c)	2.4
Other	0.3
Total decrease in Gross margin (non-GAAP)	$(0.1)
____________________
(a) The impacts to Electric Utilities gross margin from COVID-19 were driven by reduced commercial volumes partially offset by higher residential usage.
(b) Gross margin decreased due to a $2.5 million rider true-up, which was partially offset by $1.2 million of increased rider recovery.
(c) Cooling degree days at the Electric Utilities for the three months ended June 30, 2020 were 69% higher than normal compared to 38% lower than normal in the same period in the prior year. Heating degree days at the Electric Utilities for the three months ended June 30, 2020 were 3% lower than normal compared to 12% higher than normal in the same period in the prior year.

Operations and maintenance expense decreased primarily due to lower generation expenses driven by timing of planned outages and lower employee related costs. COVID-19 impacts to operations and maintenance expense included $1.6 million of expenses related to the sequestration of essential employees and $0.5 million of additional bad debt expense which were offset by $2.0 million of lower travel, training and outside services related expenses.

Depreciation and amortization increased primarily due to a higher asset base driven by prior year and current year capital expenditures.

Gas Utilities

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2020	2019	2020 vs. 2019	2020	2019	2020 vs. 2019
	(in millions)
Gross margin (non-GAAP)	$116.5	$108.5	$8.0	$321.9	$312.3	$9.6

Operations and maintenance	72.4	77.1	(4.7)	149.7	155.1	(5.4)
Depreciation and amortization	25.9	22.8	3.1	51.1	45.3	5.8
Adjusted operating income	$18.2	$8.6	$9.6	$121.1	$111.9	$9.2

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Statistics	2020	2019	2020	2019
Quantities Sold and Transported (Dth):
Total gas sales	14,503,917	13,111,979	56,630,567	62,123,372
Total transport and transmission volumes	30,243,501	32,767,310	75,299,008	79,083,470

Second Quarter 2020 Compared with Second Quarter 2019

Gross margin increased as a result of:

(in millions)
New rates	$3.6
Weather (a)	2.8
Mark-to-market on non-utility natural gas commodity contracts	1.6
Customer growth - distribution	0.6
COVID-19 impacts (b)	(0.9)
Decreased transport and transmission	(0.8)
Other	1.1
Total increase in Gross margin (non-GAAP)	$8.0
____________________
(a) Weather impacts for the three months ended June 30, 2020 compared to the same period in the prior year were driven primarily by prior year significant rainfall and flooding within the Gas Utilities' service territories. Additionally, heating degree days at the Gas Utilities for the three months ended June 30, 2020 were 2% higher than normal compared to 5% higher than normal in the same period in the prior year.
(b) The impacts to Gas Utilities gross margin from COVID-19 were primarily driven by reduced volumes from certain industrial and transport customers.

Operations and maintenance expense decreased primarily due to $1.5 million of lower employee costs and $1.5 million of lower outside service expenses. COVID-19 impacts to operations and maintenance expense included $1.4 million of lower travel, training and outside services related expenses which were partially offset by $1.0 million of additional bad debt expense. Various other expenses comprised the remainder of the difference when compared to the same period in the prior year.

Depreciation and amortization increased primarily due to a higher asset base driven by prior year and current year capital expenditures.

Power Generation

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2020	2019	2020 vs. 2019	2020	2019	2020 vs. 2019
	(in millions)
Revenue	$26.1	$24.7	$1.4	$52.1	$50.0	$2.1

Fuel expense	2.1	2.0	0.1	4.4	4.7	(0.3)
Operations and maintenance	7.4	7.8	(0.4)	14.3	13.9	0.4
Depreciation and amortization	5.3	4.7	0.6	10.6	9.3	1.3
Adjusted operating income	11.4	10.2	1.2	$22.8	$22.1	$0.7

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Statistics	2020	2019	2020	2019
Contracted Power Plant Fleet Availability:
Coal-fired plants	98.2%	95.8%	93.7%	95.3%
Natural gas-fired plants	99.7%	88.7%	99.6%	92.1%
Wind	93.1%	94.1%	94.0%	92.3%
Total availability	97.0%	91.5%	96.6%	92.8%

Wind capacity factor	27.5%	23.1%	28.9%	25.7%

Second Quarter 2020 Compared with Second Quarter 2019

Revenue increased in the current year driven primarily by increased megawatt hours sold due to new wind assets and additional Black Hills Colorado IPP fired-engine hours. Operating expenses increased primarily due to higher depreciation from new wind assets and COVID-19 impacts of $0.4 million of expenses related to the sequestration of essential employees partially offset by lower maintenance costs due to a prior year planned outage at Pueblo Airport Generation.

Mining

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2020	2019	2020 vs. 2019	2020	2019	2020 vs. 2019
	(in millions)
Revenue	$15.4	$13.0	$2.4	$30.6	$29.5	$1.1

Operations and maintenance	9.7	9.2	0.5	19.6	19.1	0.5
Depreciation, depletion and amortization	2.3	2.2	0.1	4.6	4.4	0.2
Adjusted operating income	3.4	1.6	1.8	$6.5	$6.0	$0.5

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Statistics	2020	2019	2020	2019
	(in thousands)
Tons of coal sold	972	754	1,868	1,751
Cubic yards of overburden moved	2,211	2,045	4,478	4,039

Revenue per ton	$15.27	$16.48	$15.66	$16.14

Second Quarter 2020 Compared with Second Quarter 2019

Current year revenue increased due to 29% higher tons sold driven primarily by prior year planned and unplanned facility outages partially offset by a 7% decrease in price per ton sold driven by contract price adjustments based on actual mining costs.

Corporate and Other

Corporate and Other represents certain unallocated expenses for administrative activities that support our reportable operating segments. Corporate and Other also includes business development activities that are not part of our operating segments.

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2020	2019	2020 vs. 2019	2020	2019	2020 vs. 2019
	(in millions)
Adjusted operating income (loss)	$—	$0.1	$(0.1)	$0.1	$(0.4)	$0.5

Second Quarter 2020 Compared with Second Quarter 2019

Adjusted operating income (loss) was comparable to the same period in the prior year.

Consolidated Interest Expense, Impairment of Investment, Other Income (Expense) and Income Tax Benefit (Expense)

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2020	2019	2020 vs. 2019	2020	2019	2020 vs. 2019
	(in millions)
Interest expense, net	$(35.5)	$(34.3)	$(1.2)	$(71.0)	$(69.0)	$(2.0)
Impairment of investment	—	—	—	(6.9)	—	(6.9)
Other income (expense), net	(1.9)	0.3	(2.2)	0.5	(0.5)	1.0
Income tax (expense)	(4.8)	(2.3)	(2.5)	(20.8)	(19.6)	(1.2)

Second Quarter 2020 Compared with Second Quarter 2019

Interest expense, net

The increase in Interest expense, net for the three months ended June 30, 2020, compared to the same period in the prior year was driven by higher debt balances partially offset by lower interest rates.

Other Income (Expense)

The variance in Other income (expense), net for the three months ended June 30, 2020, compared to the same period in the prior year, was primarily due to increased costs for our non-qualified benefit plans which are driven by market performance and increased non-service pension costs resulting from a change in accounting principle for our defined benefit pension plan effective January 1, 2020.
Income Tax (Expense)

For the three months ended June 30, 2020, the effective tax rate was 16.4% compared to 11.5% for the same period in 2019. The higher effective tax rate is primarily due to a prior year discrete tax benefit related to repair costs and certain indirect costs.

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.28 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com, www.blackhillscorp.com/corporateresponsibility and www.blackhillsenergy.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This presentation includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this presentation that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2020 earnings guidance and the impacts of the COVID-19 pandemic on our business. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2019 Annual Report on Form 10-K and other reports that we file with the SEC from time to time, and the following:

•The accuracy of our assumptions on which our earnings guidance is based;

•Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings on periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•Our ability to complete our capital program in a cost-effective and timely manner;

•Our ability to execute on our strategy, including: targeting a 50 to 60 percent dividend payout ratio and continuing our track record of continuous annual dividend increases;

•Our ability to successfully execute our financing plans;

•Board of Directors’ approval of any future quarterly dividends;

•The impact of future governmental regulation; and

•Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended June 30, 2020	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$157.8	$160.3	$1.6	$7.2	$—	$—	$326.9
Intercompany revenue	5.4	0.8	24.5	8.3	84.6	(123.5)	—
Fuel, purchased power and cost of gas sold	59.1	44.6	2.1	—	—	(34.2)	71.6
Gross margin (non-GAAP)	104.1	116.5	24.0	15.4	84.5	(89.3)	255.3

Operations and maintenance	47.0	72.4	7.4	9.7	67.7	(72.5)	131.7
Depreciation, depletion and amortization	23.1	25.9	5.3	2.3	6.2	(6.1)	56.7
Adjusted operating income (loss)	34.0	18.2	11.4	3.4	10.7	(10.7)	66.9

Interest expense, net							(35.5)
Impairment of investment							—
Other income (expense), net							(1.9)
Income tax benefit (expense)							(4.8)
Net income (loss)							24.7
Net income attributable to noncontrolling interest							(3.7)
Net income (loss) available for common stock							$21.0

	Consolidating Income Statement
Six Months Ended June 30, 2020	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$325.6	$520.3	$3.9	$14.2	$—	$—	$864.0
Intercompany revenue	11.8	1.6	48.2	16.4	172.1	(250.1)	—
Fuel, purchased power and cost of gas sold	123.5	200.0	4.4	—	—	(68.4)	259.5
Gross margin (non-GAAP)	213.8	321.9	47.7	30.6	172.1	(181.7)	604.5

Operations and maintenance	97.5	149.7	14.3	19.6	141.2	(151.1)	271.3
Depreciation, depletion and amortization	46.7	51.1	10.6	4.6	12.3	(12.2)	113.1
Adjusted operating income (loss)	69.6	121.1	22.8	6.5	18.6	(18.4)	220.1

Interest expense, net							(71.0)
Impairment of investment							(6.9)
Other income (expense), net							0.5
Income tax benefit (expense)							(20.8)
Net income (loss)							121.9
Net income attributable to noncontrolling interest							(7.8)
Net income (loss) available for common stock							$114.1

	Consolidating Income Statement
Three Months Ended June 30, 2019	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$161.1	$164.7	$2.2	$5.8	$—	$—	$333.9
Intercompany revenue	5.2	0.7	22.5	7.2	86.9	(122.6)	—
Fuel, purchased power and cost of gas sold	62.1	57.0	2.0	—	—	(31.0)	90.2
Gross margin (non-GAAP)	104.2	108.5	22.7	13.0	86.9	(91.7)	243.7

Operations and maintenance	48.7	77.1	7.8	9.2	72.1	(76.9)	138.1
Depreciation, depletion and amortization	21.9	22.8	4.7	2.2	5.4	(5.5)	51.6
Adjusted operating income (loss)	33.5	8.6	10.2	1.6	9.4	(9.3)	54.0

Interest expense, net							(34.3)
Impairment of investment							—
Other income (expense), net							0.3
Income tax benefit (expense)							(2.3)
Net income (loss)							17.7
Net income attributable to noncontrolling interest							(3.1)
Net income (loss) available for common stock							$14.6

	Consolidating Income Statement
Six Months Ended June 30, 2019	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$338.0	$575.1	$4.9	$13.6	$—	$—	$931.7
Intercompany revenue	11.2	1.4	45.1	15.8	175.3	(248.8)	—
Fuel, purchased power and cost of gas sold	135.4	264.3	4.7	—	0.1	(64.5)	339.9
Gross margin (non-GAAP)	213.9	312.3	45.3	29.5	175.2	(184.3)	591.8

Operations and maintenance	95.9	155.1	13.9	19.1	145.4	(154.3)	275.0
Depreciation, depletion and amortization	43.4	45.3	9.3	4.4	10.9	(10.8)	102.6
Adjusted operating income (loss)	74.6	111.9	22.1	6.0	18.8	(19.2)	214.1

Interest expense, net							(69.0)
Impairment of investment							—
Other income (expense), net							(0.5)
Income tax benefit (expense)							(19.6)
Net income (loss)							125.1
Net income attributable to noncontrolling interest							(6.7)
Net income (loss) available for common stock							$118.4

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

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